Exhibit 107
Calculation of Filing Fee Table

Form S-3
(Form Type)

Applied Digital Corporation
(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee(1) (2)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value	Rule 457(o)	-	-	-	-	-
	Equity	Preferred Stock, $0.001 par value	Rule 457(o)	-	-	-	-	-
	Equity	Warrants	Rule 457(o)	-	-	-	-	-
	Debt	Debt Securities(3)	Rule 457(o)
	Other	Unallocated (Universal) Shelf	Rule 457(o)	-	-	$300,000,000.00	0.00014760	$44,280
	Total Offering Amounts					$300,000,000.00	0.00014760	$44.280
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fees Due							$44,280

(1)    There are being registered hereunder such indeterminate number of securities as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $300,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 of the rules and regulations under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

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(2)    Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act and based upon the maximum aggregate offering price of all securities being registered.

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